CAMBRIA INVESTMENT MANAGEMENT, L.P.

Adviser Code of Ethics

October 2015

THIS CODE OF ETHICS HAS BEEN PREPARED BY CAMBRIA INVESTMENT MANAGEMENT, L.P. (“CAMBRIA”). ANY DISTRIBUTION OF THIS CODE TO ANY INDIVIDUAL OR INDIVIDUALS OUTSIDE THE EMPLOY OF CAMBRIA IS NOT PERMITTED WITHOUT THE EXPRESS PRIOR AND WRITTEN CONSENT OF CAMBRIA.

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Cambria Investment Management, L.P. Code of Ethics

Cambria Investment Management, L.P. (“Cambria” or the “Adviser”) is confident that its directors, officers and employees act with integrity and good faith. Cambria recognizes, however, that personal interests may conflict with the interests of advisory clients, when officers, directors and employees of Cambria know about or have the power to influence current or future client transactions and engage in securities transactions for their personal accounts. To prevent any conflicts of interest and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Cambria has adopted this Code of Ethics (the “Code”) to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures.
This Code applies to all Cambria personnel.
This Code is based on the principle that the directors, officers and employees of Cambria have a fiduciary duty to place the interests of advisory clients first and to conduct all personal securities transactions in a manner that does not interfere with client transactions or otherwise take unfair advantage of the relationship of the director, officer or employee to Cambria’s clients. Cambria personnel must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades that indicate an abuse of an individual’s fiduciary duty. In addition, Cambria personnel are required to comply with applicable federal securities laws.
A.Statement of General Principles
In recognition of the trust and confidence our advisory clients have placed in us, Cambria hereby adopts the following general principles to guide the actions of its directors, officers and employees:
(1)The interests of our clients are paramount. In conducting themselves and the operations of Cambria, all Cambria personnel must place the interests of our clients before their own.
(2)Cambria personnel must conduct their personal securities transactions in such a way as to avoid a conflict between their personal interests and the interests of our clients.
(3)Cambria personnel must avoid actions or activities that allow them, or a member of their family, to profit or benefit from his or her position with Cambria, or that otherwise call into question the person’s independent judgment.
(4)In conducting themselves and the operations of Cambria, Cambria personnel must comply with applicable federal securities laws.
B.Definitions
(1)“Access Person” means any director, officer, employee or representative of Cambria who:
•has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund;

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•is involved in making securities recommendations to clients, or who has access to recommendations that are nonpublic.
Note: Because Cambria’s primary business is to provide investment advice, all of its directors, officers, partners and employees are presumed to be Access Persons.
(2)“Alternate Review Officer” is any other person appointed by Cambria to review holdings and transaction reports or to perform other duties as may be required to assist the Chief Compliance Officer in fulfilling his or her obligations under this Code.
(3)“Beneficial Ownership” of a security is to be interpreted in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person will generally be considered to have “beneficial ownership” of any security in which he or she has direct or indirect pecuniary (monetary) interest. In addition, a person will be deemed to have “beneficial ownership” of securities held by his or her spouse, minor children, a relative who shares the same home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared investment power.
(4)“Chief Compliance Officer” means the person(s) appointed by Cambria to administer the provisions of this Code. Where this Code requires the Chief Compliance Officer (“CCO”) to act, he or she will consult with Cambria legal, compliance or management personnel as may be appropriate under the circumstances.
(5)“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940. Section 2(a)(9) of the Investment Company Act of 1940 provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless that power is solely the result of an official position with the company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company; however, this presumption may be countered by the facts and circumstances of a given situation.
(6)“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
(7)“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (i.e., a private placement).
(8)“Material” means that there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or that a reasonable investor could view the information, if disclosed, as having significantly altered the “total mix” of information available.
(9)“Material, Non-Public Information” is any information: (i) about a company, or (ii) the market for the company's securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace,
(v) the dissemination of which is likely to affect the market price of any of the company's

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securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities. An Access Person should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper.
(10)“Nonpublic” means information that has not been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public.
(11)“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security and any securities convertible into a Reportable Security.
(12)“Reportable Fund” means any registered fund for which Cambria or a Cambria affiliate (any entity controlling, controlled by, or under common control with Cambria) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended) or principal underwriter (i.e., Cambria name of Funds).
(13)“Reportable Security” has the same meaning as that set forth in Section 202(a)(18) of the Advisers Act, and includes stocks, bonds, investment contracts, profit-sharing agreements, transferable shares, options on securities, limited partnership interests, or in general any interest or instrument commonly known as a “security.” However, in the case of an interest in a limited partnership that invests in securities, the Reportable Security will be the interest in the limited partnership, and not the underlying securities in which the partnership invests, provided that the partnership receives investment advice based on its investment objectives rather than on the individual investment objectives of its limited partners.

Exempt, non-reportable securities; include:
•direct obligations of the government of the United States;
•bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•shares issued by money market funds;
•shares issued by registered open-end investment companies other than the Cambria ETFs (see “Reportable Fund,” above);
•shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and
•any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act. These instruments include, but are not limited to:
-futures contracts;
-options on futures contracts;
-general partnership interests, provided generally that the general partnership interest entitles the owner to exercise management control over the partnership; and
-direct interests in real estate.

C.Restrictions on Personal Securities Transactions

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(1)Prohibition against Fraud, Deceit and Manipulation. No Access Person will, in connection with his or her purchase or sale, directly or indirectly, of a Reportable Security:
•employ any device, scheme or artifice to defraud a client;
•make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
•engage in any act, practice or course of business that would operate as fraud or deceit on a client; or
•engage in any manipulative practice with respect to a client.
(2)Pre-Clearance of Initial Public Offerings and Certain Limited Offerings. No Access Person may directly or indirectly acquire beneficial ownership of any security in an Initial Public Offering or in Limited Offerings without prior approval and clearance from the Chief Compliance Officer or Alternative Review Officer. Clearance may be granted if the Chief Compliance Officer or Alternate Review Officer believes that, due to the nature of the investment, the possibility of conflicts is very unlikely to arise and the risk of abuse is minimal or non-existent.
(3)Pre-Clearance of Transactions in Securities, Other Than Exempt Securities. Access Persons may not buy or sell Reportable Securities, other than Exempt Securities, in the aggregate amount of more than $50,000 per transaction for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Chief Compliance Officer. The general standards for granting or denying pre-clearance are discussed below, although the Chief Compliance Officer retains authority to grant pre-clearance in exceptional circumstances for good cause.
(4)Pre-Clearance of Reportable Funds. Access Persons may not sell Reportable Funds in the aggregate amount of more than $50,000 per transaction for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Chief Compliance Officer. The general standards for granting or denying pre-clearance are discussed below, although the Chief Compliance Officer retains authority to grant pre-clearance in exceptional circumstances for good cause.
a.When and how pre-clearance must be obtained
Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities. In order to obtain pre-clearance, an Access Person must complete and submit to the Chief Compliance Officer a per-clearance form; a blank pre- clearance form is attached as Exhibit F hereto. If the transaction is approved by the Chief Compliance Officer, that approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed.
b.When pre-clearance will be denied

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Pre-clearance will be denied in instances when Adviser is reallocating or rebalancing a strategy and the Reportable Security at issue is included within that reallocation or rebalance. Additionally, pre-clearance may be denied for a Reportable Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the Chief Compliance Officer, the level of client activity is sufficient to create the potential for market movement in that Reportable Security. The Chief Compliance Officer retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.
(1)Blackout Period
No Access Person may buy or sell any Reportable Security during a period beginning 5 business days before and ending 5 business days after a rebalance or reconstitution of an index and related Cambria ETF. If an Access Person engages in such personal securities transaction in a Reportable Security during a blackout period, the Chief Compliance Officer may break the trade or, if the trade cannot be broken, the Chief Compliance Officer may direct that any profit realized on the trade be disgorged.
(2)Restricted or Watch List
Cambria will maintain a Restricted or Watch list containing the names of Reportable Securities which are determined to be at risk for potential conflicts of interest. The contents of the Restricted or Watch List will be maintained by Cambria with the oversight of the CCO or his/her delegate. The basis for denials related to a Reportable Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.
(3)Index Changes Impacting the Cambria Funds
In circumstances when a specific Reportable Security is removed from an index, which does not coincide with a rebalance, and the affected Cambria Fund is forced to sell such Reportable Security, Cambria’s portfolio manager must notify the Chief Compliance Officer to determine if any Access Person has also transacted in such issuer.
(4)Holding Reportable Securities
Access Persons are prohibited from disposing of Reportable Securities they hold within 30 days of being added the Restricted or Watch List.
D.Application of Pre-Clearance Requirement
(1)Special Considerations for Limited Offerings. In determining whether to approve a request for the purchase or sale of securities in a Limited Offering, the Chief Compliance Officer or Alternate Review Officer will consider, among other things, the following:
•Possibility of Future Impact on Clients. The Chief Compliance Officer or Alternate Review Officer will consider whether there is any reasonable likelihood that the company making the Limited Offering, or any companies it owns or controls, might in the foreseeable future make an Initial Public Offering of securities that might be appropriate investments for clients. Among other things, the Chief Compliance Officer or Alternate Review Officer will, as appropriate, consult with persons with the authority to make investment decisions for clients to determine whether, based on a

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reasonable judgment and the facts known at the time of the pre-clearance request, the securities would reasonably be expected to be appropriate investments for clients.
•Size of Investment. The Chief Compliance Officer or Alternate Review Officer will consider the size of the potential investment (i.e., the percent of outstanding securities of the issuing entity of which the Access Person will be deemed to have Beneficial Ownership).
(2)Discretion of Chief Compliance Officer. Notwithstanding the provisions of paragraph 1 of this section, the Chief Compliance Officer or Alternate Review Officer may refuse to grant clearance for any transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of a corporate opportunity, or any appearance of impropriety.
(3)Pre-Clearance of the Chief Compliance Officer’s Personal Securities Transactions. The Chief Compliance Officer will clear his or her own personal securities transactions in advance through an Alternate Review Officer.
(4)Effectiveness of Pre-Clearance. Clearance is effective, unless earlier revoked, until the earlier of: (i) the close of business on the trading day that clearance was granted, or (ii) the time the Access Person learns that the information provided to the Chief Compliance Officer in the Access Person’s request for clearance is not accurate. The Chief Compliance Officer or the Alternate Review Officer may revoke clearance at any time.
(5)Gifts. All Access Persons are prohibited from receiving any gift or other thing of more than de minimis value (e.g. $350) from any person or entity that does business with or on behalf of any client of Cambria, or seeks to do business with or on behalf of a client. Gifts in excess of this value must either bet returned to the donor or paid for by the recipient. All gifts must be reported in writing to the Chief Compliance Officer no more than thirty (30) days after the end of each calendar quarter. The foregoing restrictions do not apply to customary and occasional (i) business meals, (ii) tickets to sports or cultural events, or (iii) business entertainment that is an incidental part of a meeting that has a clear business purpose.
(6)Service as Director of Publicly Traded Companies. Cambria employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon the determination that such board service would not be inconsistent with the interests of any Client.
(7)Insider Trading--Prevention of Misuse of Material, Non-Public Information. In accordance with Section 204A of the Advisers Act the following procedures are adopted to prevent the misuse of Material, Non-Public Information. All employees (which term includes all Access Persons) are prohibited from, directly or indirectly, buying, selling or otherwise trading on Material, Non-Public Information for their personal accounts or on behalf of any Client. Neither will such person disclose such information to anyone other than legal counsel. The terms “buying,” “selling” and “otherwise trading” are deemed to include the purchase or writing of put and call options and other derivative transactions with similar economic effects. Except as otherwise provided in this Policy, in order to avoid the appearance of impropriety, the transaction restrictions set forth in this section are deemed to apply even if the proposed transaction would, in fact, be based upon information or circumstances independent of the Material, Non-Public Information. “Material, Non- Public Information” is any information: (i) about a company, or (ii) the market for the

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company's securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities. An Access Person should consider material information to be non- public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper. “Material Information” is generally defined as information which there is a substantial likelihood that a reasonable investor would consider is important in making his or her investment decisions, or information which is reasonably certain to have an effect on the price of a company's securities. All employees should assume that information is “material” if it relates to such matters as dividend increases or decreases, earnings estimates, significant expansion or curtailment of operations, significant increase or decline in orders for products of the company, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management changes or the purchase or sale of substantial assets. Material information can, of course, come directly from the company or its affiliates, professional advisers or others associated with the company who may be considered “insiders” (“inside information”). However, it can also come from a complete outsider to the company who is in a position to affect the market price of the securities of the company. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates when reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.
(8)Dissemination of Information. All employees are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of Clients except to persons whose responsibilities require knowledge of the information.
(9)Payments and Gifts to Government Officials. Cambria requires all of its employees to comply strictly with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable foreign (non-U.S.) anti-bribery laws regarding foreign officials in each jurisdiction in which we do business. Generally, these laws and regulations prohibit offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates, or their family members in order to obtain or retain business, to unduly influence an official action, or to gain an unfair advantage. These payments are illegal and expose Cambria and individuals personally to severe criminal, civil and regulatory penalties. “Anything of value” includes direct or indirect promises, payments, and offers of money or gifts to foreign officials whether in the form of profit, fee, charitable or political contribution, or in any other form. Paying for a foreign official’s travel expenses, meals and entertainment may also violate anti-bribery laws. Anti-bribery laws and regulations apply to all dealings that Cambria officers, employees, consultants, contractors, intermediaries, agents, and any other third-party representatives of the company have with foreign officials. The term “foreign official” includes any employee of a government or state-owned or state-controlled entity (even if the person or entity is performing what might be considered commercial functions) and may include political party officials. If there is any question as to what constitutes “anything of value” or to whether a person or entity is a foreign official, you must seek guidance from the compliance department or the general

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counsel department. In addition to its anti-bribery provisions, the FCPA prescribes extensive books, records and audit requirements. Please refer to the political contributions policy and procedures in the Cambria Compliance Manual.
To avoid violating Rule 206(4)-5 and any other applicable state, local or other laws, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedure:
Pre-Approval of Contributions in Excess of $150.00 – When making contributions, employees and others who would be deemed to be a Covered Associate of Cambria must be sensitive when considering a contribution to a political party, Political Action Committees (“PAC”) or person who is, or may in the future be, in a position to affect the award of business to the Cambria. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the Covered Associate should seek approval in writing (electronic or hard copy format) from the CCO or its designee. The CCO or its designee will provide approval or disapproval of such request in writing (electronic or hard copy format) to the Covered Associate. The CCO shall maintain a record of each such request and whether such request was approved or disapproved.
(10)Outside Employment. Cambria discourages outside employment. Employees are not permitted to engage in any business activity or employment which interferes with their duties to Cambria, divides their loyalty, creates an actual or apparent conflict of interest, or exposes the employee or Cambria to possible criticism or adverse publicity. Employees must disclose all outside employment to Cambria’s senior management. Employees must obtain prior senior management approval of all outside employment, business activities, managing directorships, or fiduciary appointments.

E.Reporting Obligations
(1)Initial Holdings Report. Each Access Person must submit a list of all Reportable Securities for which he or she had any direct or indirect Beneficial Ownership, as well as a list of any broker, dealer or bank account in which any securities are held for the direct or indirect benefit of the Access Person, as of the date he or she first becomes subject to this Code’s reporting requirements. The Initial Holdings Report must be submitted to the Chief Compliance Officer or Alternate Review Officer within ten (10) days of the date the Access Person becomes subject to this Code’s reporting requirements. An Initial Holdings Report Form is attached hereto as Exhibit B.
(2)Annual Holdings Report. On an annual basis, each Access Person must submit to the Chief Compliance Officer or Alternate Review Officer a list of all Reportable Securities for which he or she has any direct or indirect Beneficial Ownership, as well as a list of any broker, dealer or bank account in which any securities are held for the direct or indirect benefit of the Access Person. The list of Reportable Securities and accounts contained in the Annual Holdings Report must be current as of a date no more than forty-five (45) days

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before the submission of the Annual Holdings Report. An Annual Holdings Report Form is attached hereto as Exhibit C.
(3)Quarterly Transaction Reports.
(a)On a quarterly basis, each Access Person must report any transaction during a quarter in a Reportable Security in which he or she has (or by virtue of the transaction acquires) any direct or indirect Beneficial Ownership, as well as any broker, dealer or bank account established during the quarter in which securities are held for his or her direct or indirect benefit. Each Access Person must submit the Quarterly Transaction Report to the Alternative Review Officer no later than thirty (30) days after the end of each calendar quarter. A Quarterly Transaction Report Form is included hereto as Exhibit A.
(b)In the event that no reportable transactions occurred during the quarter and no securities accounts were opened, the Access Person is still required to submit a Quarterly Transaction Report. The Access Person should note on the report that there were no reportable items during the quarter, and return it, signed and dated.
(c)As an alternative to listing security transactions on a Quarterly Transaction Report, an Access Person may arrange for the Chief Compliance Officer or Alternate Review Officer to receive duplicate copies of trade confirmations and periodic account statements directly from the broker-dealer. The trade confirmations and periodic account statements must contain all required information and the Quarterly Transaction Report must be received by the Chief Compliance Officer or Alternate Review Officer no later than thirty (30) days after the end of the calendar quarter.
(1)Exemptions from Reporting. An Access Person is not subject to the reporting requirements in (1), (2), and (3) above for purchases or sales effected for any account over which he or she does not have any direct or indirect influence or control.
(2)Alternate Review Officer. The Chief Compliance Officer will submit his or her own reports required by this section to an Alternate Review Officer for review.
(3)Disclaimer of Beneficial Ownership. Any report required by this section may contain a statement that the report will not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.
G.Review and Enforcement
(1)The Chief Compliance Officer will notify each person who becomes an Access Person of the Adviser and who is required to report under this Code of their reporting requirements no later than ten (10) days before the first quarter in which the person is required to begin reporting.
(2)The Chief Compliance Officer or Alternate Review Officers will, on a periodic basis, compare reported personal securities transactions with completed transactions of Cambria’s advisory clients during the period to determine whether a violation of this Code may have occurred. In determining whether a violation occurred, the Chief Compliance

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Officer or Alternate Review Officer will consult with appropriate Cambria personnel and they will consider the facts and circumstances surrounding the occurrence along with any explanation and discussion by interested and/or involved parties and their supervisors.
(3)If a violation is found to have occurred, the Chief Compliance Officer and appropriate Cambria personnel will impose, after consultation with outside counsel (as appropriate), corrective action as they deem appropriate under the circumstances.
(4)Cambria will impose sanctions that range from oral warnings for the first violation, to written warnings, consideration of Code violations in determining bonuses, suspension, and termination.
H.Records
The Adviser will maintain records in the manner and to the extent set forth below. These records will be available for examination by representatives of the Securities and Exchange Commission.
(1)A copy of this Code and any other code of ethics adopted by Cambria that is, or at any time within the past five years has been, in effect (maintained in an easily accessible place).
(2)A record of any violation of this Code and of any action taken or sanction imposed as a result of any violation (maintained in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurs).
(3)A copy of each report submitted under this Code, including any information provided in lieu of any reports made under the Code (maintained for a period of at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place).
(4)A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and those persons who are or were responsible for reviewing the reports (maintained in an easily accessible place).
(5)A copy of all written acknowledgements as required by paragraph 3 of section I of this Code for each person who is currently, or within the past five years was, a supervised person of the Adviser.
(6)A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in a Limited Offering (maintained for at least five years after the end of the fiscal year in which the approval is granted).
I.Miscellaneous
(1)Confidentiality. All reports of securities transactions and any other information filed with Cambria pursuant to this Code will be treated as confidential. However, we may disclose copies of reports and information to the Securities and Exchange Commission or as otherwise required by law.
(2)Interpretation of Provisions. Cambria may from time to time adopt interpretations of this Code as it deems appropriate.

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(3)Distribution of Code, Acknowledgement of Receipt and Annual Certification of Compliance. All Cambria personnel will receive a copy of this Code and any amendments. Within 10 days of receiving any initial or amended copy of this Code, and each year thereafter, each person will sign and return the compliance certification attached hereto as Exhibit D or Exhibit E for annual acknowledgement.
(4)Reporting Violations. Any violation of this Code must be promptly reported to Cambria’s Chief Compliance Officer, an Alternate Review Officer, or other member of Cambria’s Compliance Department.

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Exhibit A
Cambria Investment Management, L.P.
Quarterly Personal Securities Transaction Report

Name of Reporting Person:	Calendar Quarter Ended:

Date Report Due:	Date Submitted:

Securities Transactions* (Note: Transactions in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Date of	Title of	No. of	Maturity Date and	Type of	Price	Name of Broker,
Transaction	Reportable	Shares or	Interest Rate (if	Transaction		Dealer or Bank
	Security and	Principal	applicable)	(buy, sell or		Effecting Transaction
	ticker or CUSIP	Amount		other -
describe)

☐    I had no transactions involving Reportable Securities during the preceding calendar quarter that were required to be reported.
☐    I had transactions involving Reportable Securities during the preceding calendar quarter for non- Cambria accounts and I have either supplied all of the required information on this form or have arranged for the Chief Compliance Officer to receive duplicate copies of trade confirmations and periodic account statements that contain all of the information listed above.
☐    I had transactions involving Reportable Securities during the preceding calendar quarter for Cambria accounts and the information listed above is located on the trading report, which will be attached to this form.
* The report or recording of any transaction noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.
Securities Accounts
If you established a securities account during the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

☐    I did not establish a securities account during the preceding calendar quarter.

I certify that I have included on this report all transactions in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

Exhibit B
Cambria Investment Management, L.P.
Initial Holdings Report

Name of Reporting Person:	Date Person Became Subject to the Code:

Date Report Due:	Date Submitted:

Information Provide as of:	[Note: Date person became subject to Code and as of date should be the same.]

Securities Holdings* (Note: Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

☐    I have no holdings in Reportable Securities to report.
☐    I have holdings in Reportable Securities to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.
* The report or recording of any holding in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.

Securities Accounts

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

☐    I have no securities accounts to report.

I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

Exhibit C
Cambria Investment Management, L.P.
Annual Holdings Report

Name of Reporting Person:	Calendar Year Ended:

Date Report Due:	Date Submitted:

Information Provided as of:	[Note: Information should be current as of a date no more than 30 days before this report is submitted.]

Securities Holdings* (Note: Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Title of Reportable Security	Ticker or CUSIP	Type of security (Common, preferred, bond, etc.)	No. of Shares or Principal Amount

☐    I have no holdings in Reportable Securities to report for the year.
☐    I have holdings in Reportable Securities in non-Cambria accounts to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.
☐    I have holdings in Reportable Securities in Cambria accounts to report and the information listed above is located on the trading report, which will be attached to this form.
* The report or recording of any holdings in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.
Securities Accounts

Name of Broker, Dealer or Bank	Date Account Was Established	Name(s) on and Type of Account

☐    I have no securities accounts to report for the year.

I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

Exhibit C

(Signature)	(Date)

Exhibit D
Cambria Investment Management, L.P.
Compliance Certification

Acknowledgement of Receipt of Initial Code of Ethics I acknowledge that I:
*have received, read and reviewed the Cambria Investment Management, L.P. Code of Ethics;
*understand the policies and procedures in the Cambria Investment Management, L.P. Code of    Ethics;
*recognize that I am subject to these policies and procedures;
*understand the penalties for non-compliance;
*will fully comply with the Cambria Investment Management, L.P. Code of Ethics
*have fully and accurately completed this Certification.

Signature:		Date
Submitted:
Name:		Due Date:
(please print)

Exhibit E
Cambria Investment Management, L.P.
Annual Compliance Certification

Acknowledgement of Receipt of Annual Certification of the Code of Ethics

I certify that I:

*have received, read and reviewed the Cambria Investment Management, L.P. Code of Ethics;
*understand the policies and procedures in the Cambria Investment Management, L.P. Code of Ethics;
*recognize that I am subject to these policies and procedures;
*understand the penalties for non-compliance;
*have complied with the Cambria Investment Management, L.P. Code of Ethics and any applicable reporting requirements during this past year;
*have fully disclosed any exceptions to my compliance with the Cambria Investment Management, L.P. Code of Ethics below;
*will fully comply with the Cambria Investment Management, L.P. Code of Ethics
*have fully and accurately completed this Certification.

Exceptions:

Signature:		Date
Submitted:
Name:		Due Date:
(please print)

Exhibit F
CAMBRIA INVESTMENT MANAGEMENT, L.P.
Request for Pre-Clearance Form

To: the Chief Compliance Officer

From:

Date of Pre-Clearance Request:          Time of Pre-Clearance Request:     am/pm

Ticker	Buy/Sell	Name of Security	Proposed Transaction Date	No. of Shares	Approved	Denied

By signing below, I hereby request approval to complete the transaction(s) contemplated above. I acknowledge and agree that clearance of a transaction is valid only for a 48 hour period. If the transaction if NOT placed within that 48 hour period, clearance of that transaction must be pre-requested.

Date:

Signature:

Print Name:

Date Received:
Received By:

Date Approved:
Approved by:

Compliance Officer
Date: